Press Release Safety, Income & Growth Reports Second Quarter 2018 Results NEW YORK, July 26, 2018 Safety, Income & Growth Inc. (NYSE: SAFE) today reported results for the second quarter ended June 30, 2018. Highlights for the quarter include: — Net income of $1.7 million or $0.09 per share — Funds from Operations (FFO) of $4.0 million or $0.22 per share — Adjusted Funds from Operations (AFFO) of $3.0 million or $0.17 per share — Received $1.5 million termination fee after a third party exercised right of first refusal to purchase a ground lease SAFE had under contract — Closed four ground leases totaling $44 million — Portfolio increased 7.5% during the quarter to $631 million — Value Bank increased 6% during the quarter to $1.3B — $141 million of deals in the investment pipeline under LOI “We’re pleased to see that this quarter’s new ground lease originations were sourced from both new customers, who are beginning to understand the revolutionary nature of our capital, and repeat customers who recognize the value creation that a SAFE Ground Lease™ provides,” said Jay Sugarman, Safety, Income and Growth’s Chairman and Chief Executive Officer. SAFE published a presentation detailing these results and a reconciliation of its non-GAAP financial metrics, which can be found on its website, www.safetyincomegrowth.com, in the “Investor Relations” section. The Company will host an earnings conference call reviewing this presentation beginning at 10:00 a.m. ET today. This conference call can be accessed by all interested parties on the website (listen only) or by 1114 Avenue of the Americas New York, NY 10036 T 212.930.9400 investors@safetyincomegrowth.com dialing toll-free (866) 393-4306 (U.S. domestic) or (734) 385-2616 (international) using conference ID: 9168977. For those who are not able to listen to the live broadcast, a replay will be available shortly after the call on the website or by dialing (855) 859-2056 (international toll free) using the conference ID: 9168977.    Safety, Income & Growth Inc. (NYSE: SAFE) is the first publicly traded company that focuses on acquiring, owning, managing and capitalizing ground leases. The Company seeks to provide safe, growing income and capital appreciation to shareholders by building a diversified portfolio of high quality ground leases. The Company, which is taxed as a real estate investment trust (REIT), is managed by its largest shareholder, iStar Inc. Additional information on SAFE is available on its website at www.safetyincomegrowth.com. Company Contact: Jason Fooks, Vice President of Investor Relations & Marketing